Exhibit 10.11

Green Mountain Coffee Roasters, Inc.

December 7, 2006

Frances G. Rathke

1629 Shaw Mansion Road

Waterbury Center, VT 05677

Re:	Deferred Compensation Agreement

Dear Fran:

Reference is made to the stock option award dated October 31, 2003 (the “Stock Option”) under the 2000 Stock Option Plan (the “Plan”) of Green Mountain Coffee, Inc. (the “Company”). We have determined that the exercise price of the Stock Option is lower on a per-share basis than the per-share fair market value of the common stock (the “Stock”) of the Company on the date the Stock Option was granted. Because the Stock Option was not fully vested and exercisable prior to January 1, 2005, under applicable interim guidance issued by the Internal Revenue Service (Notice 2005-1 and later Proposed Regulations issued under Section 409A) (the “Interim Guidance”) it will be deemed to constitute a “nonqualified deferred compensation” plan or arrangement, or part of such a plan or arrangement, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), unless amended as hereinafter provided.

Under the Interim Guidance, if the Stock Option is amended by December 31, 2006 to increase the exercise price so that the new exercise price equals or exceeds the fair market value of the Stock on the date the Stock Option was granted, the Stock Option may qualify for an exemption from the “nonqualified deferred compensation” rules of Section 409A. Because the Stock Option, if fully subject to Section 409A, could result in adverse tax consequences to you, and because we have agreed to establish a deferral account on the terms described below to mitigate the effects of any increase in the exercise price of the Stock Option, you and the Company hereby agree as follows:

1.	Amendment of Stock Option. Effective as of the date of grant of the Stock Option, the exercise price of the Stock Option is hereby amended to be $21.34 per share (the “New Exercise Price”) instead of $17.33 per share (the “Original Exercise Price”). Except as modified by this letter agreement, the Stock Option remains in effect in accordance with its terms.

2.	Deferral Account. The Company hereby agrees to establish an account on the books of the Company (the “Account”), effective as of the date of this letter agreement, and to pay you the balance of the Account, less applicable withholdings, as hereinafter provided. The Company’s obligations under this paragraph 2 shall at all times be unfunded and unsecured, and your rights with respect to the Company under this paragraph 2 shall be those of a general unsecured creditor of the Company. Neither you nor your estate or other beneficiary as described at (f) below, nor any other person, may pledge, hypothecate, sell, exchange, dispose of or otherwise transfer your rights (or those of your estate or other beneficiary) under this paragraph 2 to any person, except as expressly provided herein. Any attempt to do so will be null and void.

(a)	Initial Credit to the Account; Certain Adjustments. Effective as of the date of this letter agreement, the Company shall credit to the Account the amount of $100,250, which is the amount obtained by multiplying the number of shares of Stock subject to the Stock Option on the date of this letter agreement by the positive excess of the New Exercise Price over the Original Exercise Price. The balance of the Account shall from time to time be adjusted to reflect hypothetical interest at the rate of five percent (5%).

(b)	Vesting of Account. You will be vested in your rights to payment of the Account at the same time or times, and to the same extent, as you are vested in your rights under the Stock Option except for modifying the last year’s vesting from October 31, 2007 to September 29, 2007 to coincide with the end of the Company’s fiscal year. If at any time you forfeit any portion or all of the Stock Option, or if the Stock Option or any portion thereof terminates or expires without being exercised, in each case prior to payment of your Account under (d) below, you will simultaneously therewith forfeit the corresponding percentage of the Account.

(c)	Adjustment for Decline in Stock Value. If at the time of payment under (d) below the fair market value of one share of Stock (the “Payment-Date Fair Market Value”) is less than the New Exercise Price, the balance of the Account shall be adjusted so that it equals the positive amount, if any, that would have been credited to the Account as of the date of payment had the Payment-Date Fair Market Value been substituted for the New Exercise Price under (a) above. In applying the adjustment provisions of this (c), appropriate adjustment shall be made for any stock splits (including reverse stock splits), stock dividends and similar changes in capitalization occurring between the date of grant of the Stock Option and the payment date under (d) below.

(d)	Payment of Account. Your Account, to the extent then vested, will be paid in full on the earlier of (i) September 28, 2007 or (ii) upon a change in control of the Company as defined in the Executive Employment Agreement dated October 31, 2003 between you and Green Mountain Coffee Roasters, Inc., but in the case of any payment under (ii) only if such payment would satisfy the requirements of subsection (a)(2)(A)(v) of Section 409A. For the avoidance of doubt, any portion of the Account that cannot be paid under clause (ii), consistent with the foregoing, upon a change in control of the Company as so defined shall be paid under clause (i). The amount of the payment shall be the balance of the Account at time of payment, reduced for any earlier forfeitures and adjustments under (b) or (c) above, less applicable income tax and other required withholdings.

(e)	Other Tax Matters. If and to the extent the Company determines that the vesting of any portion of the Account has resulted or will result in currently taxable “wages” for FICA tax purposes, it may require you to pay, and you hereby agree to pay promptly, to the Company the full amount of the FICA taxed owed by you in connection with such vesting, as determined by the Company.

(f)	Beneficiary. Your remaining rights, if any, to payment of the Account shall pass at your death to the person or persons to whom the Stock Option passes at your death, to be allocated among such persons (if more than one) in the same manner as the Stock Option.

(g)	Form of Payment. All payments under this paragraph 2 shall be made by the Company in cash.

3.	Compliance with Section 409A. This letter agreement is intended to comply with Section 409A, including the transition relief thereunder and in the interim guidance, and shall be construed accordingly.

4.	Binding Effect. This letter agreement is binding on the Company and its successors and assigns and on you and your estate and heirs.

5.	Amendment. This letter agreement may be amended or terminated only by a writing signed by both parties hereto.

6.	Governing Law. This letter agreement shall be subject to and construed in accordance with the laws of the State of Vermont, without regard to the conflict of laws provisions thereof.

If you agree with the foregoing, please so indicate by signing the accompanying copy of this letter in the space indicated below and returning the fully executed copy to Kathryn S. Brooks, whereupon this letter agreement shall become binding upon both parties as of the date of this letter agreement.

Green Mountain Coffee Roasters, Inc.

By:	/s/ Frances Rathke

The undersigned hereby acknowledges receipt of

this letter agreement and agrees with its terms.